Ex 10.14
PLANET FITNESS, INC.
LONG-TERM CASH INCENTIVE AWARD

This Long-Term Cash Incentive Award Agreement (this “Agreement”) is entered into on [●] (the “Date of Grant”) between Planet Fitness, Inc. (the “Company”) and [●] (the “Participant”), pursuant to and subject to the terms of the Amended and Restated Planet Fitness, Inc. Long-Term Cash Incentive Plan (as it may be amended from time to time, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
1.Award. The Participant is hereby granted a Cash Incentive Award (the “Award”) with a target amount equal to [●]% of the Participant’s annual base salary on the Date of Grant (the “Target Award”). The percentage of the Target Award that may be earned by the Participant, if any (the “Award Amount”), will be determined in accordance with Schedule A hereto.
2.Payment. The Award Amount, if any, shall be paid in cash as soon as practicable following the Performance Period, but not later than March 15, [●].
3.Forfeiture. Upon a termination of the employment or service of the Participant for any reason prior to the date on which the Award Amount, if any, is paid hereunder, except as expressly provided for in the Plan or in a written employment or severance agreement between the Participant and the Company (or a severance plan under which the Participant has been designated as a participant entitled to receive benefits) that is in effect at the time of such termination, the Award shall automatically terminate and be forfeited for no consideration and with no payment due to the Participant. In addition, the Company shall have the right to amend or terminate the Award for any reason prior to the date on which the Award Amount, if any, is paid hereunder.
4.Effect on Employment. Neither the grant of the Award, nor the payment of any Award Amount, shall give the Participant any right to be retained in the employ or service of the Company or any of its affiliates, affect the right of the Company or any of its affiliates to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her employment at any time.
5.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. The Participant acknowledges receipt of the Plan and, as an express condition to the grant of the Award under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan.

147695712_1

6.Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New Hampshire without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
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Executed as of the [●] day of [●], [●].

PLANET FITNESS, INC.

By: _______________________________
Name:
Title:

I agree to accept the terms of this Agreement and the Plan.

Participant
Name: [●]

________________________________
Signature

Schedule A
DETERMINATION OF AWARD AMOUNT
All initially capitalized terms used in this Schedule A, unless separately defined herein, have the meanings set forth in the Agreement. For purposes of this Schedule A and the Agreement, the following terms have the following meanings:
a.“Annual Adjusted EBITDA” means “Adjusted EBITDA” as approved by the Board as part of the Company’s business plan for the applicable calendar year.
b.“Cumulative Adjusted EBITDA” means the sum of the Annual Adjusted EBITDA for each of the calendar years ending within the Performance Period.
c.“Performance Period” means the three (3)-year period beginning on January 1, [●] and ending on December 31, [●].
The Administrator shall establish a Threshold, Target and Maximum Annual Adjusted EBITDA level for each calendar year within the Performance Period, and shall establish a Threshold, Target and Maximum Cumulative Adjusted EBITDA level for the entire Performance Period. The Award Amount payable to the Participant hereunder, if any, will be determined by the Company based on the Company’s achievement of Cumulative Adjusted EBITDA, in accordance with the following schedule:

Cumulative Adjusted EBITDA	Award Amount
Greater than or equal to 200% of Target Cumulative Adjusted EBITDA	200% of the Target Award
Target Cumulative Adjusted EBITDA	100% of the Target Award
75% of Target Cumulative Adjusted EBITDA	75% of the Target Award
Less than 75% of Target Cumulative Adjusted EBITDA	0% of the Target Award

In the event that Cumulative Adjusted EBITDA falls between the percentages listed in the table above, the percentage of the Target Award that may be earned shall be based on such interpolated percentage.

Target Annual Adjusted EBITDA for [●] is $[●].

Target Annual Adjusted EBITDA for each of [●] and [●] (and Target Cumulative Adjusted EBITDA) shall be determined by the Company as soon as reasonably practicable but no later than ninety (90) days after the beginning of the relevant calendar year (or in the case of Target Cumulative Adjusted EBITDA, no later than ninety (90) days after the beginning of [●]).

Following the end of the Performance Period, the Company will determine the Award Amount earned during the Performance Period based on its evaluation of the achievement of Cumulative Adjusted EBITDA relative to Target Cumulative Adjusted EBITDA for the Performance Period. The Company’s determination of the Award Amount will be final and binding on all persons.

Notwithstanding anything to the contrary in the Agreement or in this Schedule A, the Company may, at any time, adjust the Award Amount (including to zero), if any, to be made under the Agreement, in its sole and absolute discretion and with or without specifying its reasons for doing so.